                                   AMENDMENT 1
                          Effective September 15, 2001

This first Amendment forms a part of the Marketing Coordination and Administrative Service Agreement ("Agreement"), dated January 1, 1998, by and between Sun Life Assurance Company of Canada (U.S.) and Clarendon Insurance Agency, Inc.

1. Exhibit A attached hereto states the Type of Plans subject to the Agreement.

2. Part II, B of the Agreement includes the Distribution Agreement attached hereto as Exhibit C.

Effective this 15th day of September, 2001.

                                 SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

                                 By:___________________________________________

                                 By:___________________________________________

                                 CLARENDON INSURANCE AGENCY, INC.

                                 By:___________________________________________

                                 By:___________________________________________


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                                    EXHIBIT A
               Amended and Restated, Effective September 15, 2001


                                  Type of Plans

-    Sun Life Corporate VUL
     (a flexible premium variable universal life insurance product offered in the corporate marketplace on a group and individual basis)

-    Futurity Corporate VUL
     (a flexible premium variable universal life insurance product offered in the corporate marketplace on a group and individual basis)

-    Sun Life Corporate PPVUL
     (a flexible premium variable universal life insurance product offered in the private placement corporate marketplace on a group and individual basis)

- Maturity Date Extension rider (offered as a supplemental benefit to the Sun Life Corporate VUL, Sun Life Corporate PPVUL and Futurity Corporate VUL products on a group and individual basis)

- Additional Protection Benefit rider (offered as a supplemental benefit to the Sun Life Corporate VUL and Futurity Corporate VUL products on a group and individual basis)

- Credit Enhancement Benefit endorsement (provided as an automatic benefit to the Sun Life Corporate PPVUL on a group and individual basis)

- Enhanced Cash Surrender Value Benefit endorsement (provided as an automatic benefit to the Futurity Corporate VUL product on a group and individual basis)

                                    EXHIBIT C

           CORPORATE MARKETS PRIVATE PLACEMENT INSTITUTIONAL VARIABLE
                    UNIVERSAL LIFE INSURANCE SALES AGREEMENT


         AGREEMENT by and between SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.), a Delaware corporation ("the Company"); Clarendon Insurance Agency, Inc., a Massachusetts corporation and a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD") that engages in the distribution of insurance products ("Clarendon"); and XXXX ("Selling Broker-Dealer") also a broker-dealer registered under the 1934 Act and a member of the NASD.;


                                   WITNESSETH:

         WHEREAS, the Company issues certain variable life insurance policies listed in Schedule A (the "Contracts") in reliance upon certain exemptions from the registration requirements of the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act") for securities transactions not involving a public offering;

         WHEREAS, the Company has authorized Clarendon to act as the general distributor and principal underwriter of the Contracts that are sold on a private placement basis; and in that capacity to enter into agreements, subject to the consent of the Company, with broker-dealers such as Selling Broker-Dealer to act as "Special COLI Producers" for the distribution of the Contracts and not other Company products;

         WHEREAS, Clarendon has agreed to assist in obtaining licenses, registrations and appointments to enable the registered representatives of Selling Broker-Dealer to sell the Contracts; and

         WHEREAS, Selling Broker-Dealer has been selected by Clarendon to distribute the Contracts and Selling Broker-Dealer in an insurance brokerage capacity desires to participate in the distribution of the Contracts to its clients.

         NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


                                       I.
                                   APPOINTMENT

                                       1
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         Subject to the terms and conditions of this Agreement, the Company and
Clarendon hereby appoint Selling Broker-Dealer to solicit applications for the Contracts on a private placement basis.

         Selling Broker-Dealer accepts such appointment and agrees to use reasonable efforts to find private placement purchasers for the Contracts acceptable to the Company ("acceptable private placement clients").

         Selling Broker-Dealer will demonstrate to the satisfaction of Clarendon that it or an affiliate of its has a pre-existing business relationship with each prospective purchaser.

         Selling Broker-Dealer will not take actions or make any statements or omit to make statements, whether written or oral, in connection with its activities that could be deemed to be inconsistent with the issuance of the Contracts on a private placement basis.


                                       II.
                  AUTHORITY AND DUTIES OF SELLING BROKER-DEALER

A.       Licensing and Appointment of Registered Representatives

         Selling Broker-Dealer is authorized to appoint registered representatives to solicit sales of the Contracts on a private placement basis only. Selling Broker-Dealer agrees to fulfill all requirements set forth in the General Letter of Recommendation attached as Schedule B hereto in conjunction with its submission of licensing and appointment papers for all registered representatives.

         Selling Broker-Dealer warrants that it and all of its registered representatives appointed pursuant to this Agreement shall not solicit nor aid, directly or indirectly, in the solicitation of any application for any Contract until fully licensed by the proper authorities under the applicable insurance laws within the applicable jurisdictions where Selling Broker-Dealer proposes to offer the Contracts, where the Company is authorized to conduct business and where the Contracts may be lawfully sold.

         Selling Broker-Dealer shall periodically provide the Company with a list of all appointed registered representatives and the jurisdictions where such registered representatives are licensed to solicit sales of the Contracts. The Company shall periodically provide Selling Broker-Dealer with a list which shows: (i) the jurisdictions where the Company is authorized to do business; and
(ii) any limitations on the availability of the Contracts in any of such jurisdictions.

         Selling Broker-Dealer shall prepare and transmit the appropriate appointment forms to the Company. Selling Broker-Dealer shall pay all fees to state insurance regulatory authorities in connection with obtaining necessary licenses and authorizations for registered representatives to solicit and sell the Contracts. The Company will pay appointment fees for Selling Broker-Dealer and resident appointment fees for registered representatives. Non-resident appointment fees for

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registered representatives will be paid by the Selling Broker-Dealer. The
Company may refuse for any reason to apply for the appointment of a registered representative and may cancel any existing appointment at any time.


B.       Rejection of Registered Representatives

         The Company or Clarendon may refuse for any reason, by written notice to Selling Broker-Dealer to permit any registered representative the right to solicit applications for the sale of any of the Contracts. Upon receipt of such notice, Selling Broker-Dealer immediately shall cause such registered representative to cease such solicitations of sales and cancel the appointment of registered representative under this Agreement.


C.       Supervision of Registered Representatives

         Selling Broker-Dealer shall supervise registered representatives appointed pursuant to this Agreement to solicit sales of the Contracts on a private placement basis and bear responsibility for all acts and omissions of each registered representative. Selling Broker-Dealer shall comply with and exercise all responsibilities required by applicable federal and state law and regulations. Selling Broker-Dealer shall train and supervise registered representatives to ensure that purchase of a Contract is recommended only to applicants where there are reasonable grounds to believe the purchase of the Contract is suitable for that applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a Selling Broker-Dealer after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contracts and will keep the Contract in force for a sufficient period of time so that the Company's acquisition costs are amortized over a reasonable period of time.

         Nothing contained in this Agreement or otherwise shall be deemed to make any registered representative an employee or agent of the Company or Clarendon. Neither the Company nor Clarendon shall have any responsibility for the training and supervision of any registered representative. If the act or omission of a registered representative is the proximate cause of claim, damage or liability (including reasonable attorneys' fees) to the Company or Clarendon, Selling Broker-Dealer shall be responsible and liable.

         Selling Broker-Dealer agrees that it has the full legal responsibility for the training and supervision of all persons, associated with Selling Broker-Dealer who are engaged directly or indirectly in the offer or sale of Contracts. All such persons shall be registered representatives of Selling Broker-Dealer and shall be subject to the control and supervision of Selling Broker-Dealer with respect to their securities regulated activities. Selling Broker-Dealer shall: (i) train and supervise its registered representatives, in the sale of Contracts; (ii) use its best efforts to cause such registered representatives to qualify under applicable federal and state laws to engage

                                       3

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in the sale of Contracts; (iii) provide the Company and Clarendon to their satisfaction with evidence of registered representatives' qualifications to sell Contracts; (iv) notify the Company if any registered representative ceases to be a registered representative of Selling Broker-Dealer; and (v) train and supervise registered representatives to ensure compliance with applicable federal and state securities laws, rules, regulations, statements of policy thereunder and with NASD rules. Selling Broker-Dealer shall train and supervise registered representatives to ensure that purchase of a Contract is recommended only to acceptable private placement clients where there are reasonable grounds to believe the purchase of the Contract is suitable for that private placement client. While not limited to the following, a determination of suitability shall be based on information furnished to a registered representative after reasonable inquiry of such applicant concerning the applicant's other security holdings, financial situation and needs.

         Selling Broker-Dealer shall ensure that any offer of a Contract made by a registered representative will be made on a private placement basis only to prospective purchasers, each of whom shall be both (i) an "accredited investor" which meets the definition of accredited investor in Rule 501 under 1933 Act, and (ii) a "qualified purchaser" which satisfies the definition of qualified purchaser in Section 2 (a) (51) of the 1940 Act. Selling Broker-Dealer shall use a purchaser questionnaire to require each prospective purchaser to represent and warrant that it meets the requirements of the appropriate definitions of "accredited investor" in Rule 501 under 1933 Act and "qualified purchaser" in
Section 2 (a) (51) of the 1940 Act and the rules promulgated thereunder.

         The Company and Clarendon shall not have any responsibility for the supervision of any registered representative or any employee or affiliate of Selling Broker-Dealer. If the act or omission of a registered representative or any employee or affiliate of Selling Broker-Dealer is the proximate cause of any claim, damage or liability (including reasonable attorney's fees) to the Company or Clarendon, Selling Broker-Dealer shall be responsible and liable.

         Selling Broker-Dealer at all times shall be duly registered as a broker-dealer under the 1934 Act, a member in good standing of the NASD and duly licensed in all states and jurisdictions where required to perform pursuant to this agreement. Selling Broker-Dealer shall fully comply with the requirements of the 1934 Act and all other applicable federal or state laws and with the rules of the NASD. Selling Broker-Dealer shall establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the registered representatives including ensuring compliance with the private placement offering requirements of the 1933 Act and the 1940 Act.

D.       Contracts

         The Contracts issued by the Company to which this Agreement applies are listed in Schedule A. Schedule A may be amended from time to time by the Company. The Contracts shall be sold in reliance upon exemptions from the registration requirements of the federal securities laws for securities transactions not involving any public offering.

         The Company, in its sole discretion, with prior or concurrent written notice to Selling Broker-Dealer may suspend distribution of any Contract. The Company also has the right to amend any Contract at any time.


E.       Securing Applications

         Each application for a Contract shall be made on an application form provided by the Company and all payments collected by Selling Broker-Dealer or any registered representative shall be remitted promptly in full, together with such application form and any other required documentation, directly to the Company at the address indicated on such application or to such other address as may be designated by the Company. All such payments and documents shall be the property of the Company. Selling Broker-Dealer shall review all such applications for completeness and for compliance with the conditions herein, including the suitability requirements set forth herein. Check or money order in payment of such Contracts should be made payable to the order of "Sun Life Assurance Company of Canada (U.S.)." All applications are subject to acceptance or rejection by the Company pursuant to the underwriting rules and procedures of the Company.


F.       Receipt of Money

         All money payable in connection with any of the Contracts, whether as premium, purchase payment, loan or other payment and whether paid by or on behalf of any Contract owner or anyone else having an interest in the Contracts, is the property of the Company and shall be transmitted immediately in accordance with the administrative procedures of the Company without any deduction or offset for any reason including, but not limited to, any deduction or offset for compensation claimed by Selling Broker-Dealer, unless there has been a prior written arrangement for net wire transmissions between the Company and Selling Broker-Dealer.


G.       Notice of Registered Representative's Noncompliance

         Selling Broker-Dealer shall immediately notify Clarendon in the event a registered representative fails or refuses to submit to the supervision of Selling Broker-Dealer in accordance with this Agreement or any related agreement between Selling Broker-Dealer and registered representative or otherwise fails to meet the rules and standards imposed by Selling Broker-Dealer. Selling Broker-Dealer shall immediately notify such registered representative that he or

                                       5

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she is no longer authorized to sell the Contracts, and Selling Broker-Dealer shall take whatever additional action may be necessary to terminate the sales activities of such registered representative relating to the Contracts.


H.       Sales and Marketing Materials

         Selling Broker-Dealer and registered representatives shall not engage in any activity, which constitutes a public offering of the Contracts or involves any form of a general solicitation or general advertising of the Contracts. In furtherance of the prohibition on public offerings, general advertising and general solicitation, Selling Broker-Dealer and registered representatives shall not solicit or provide materials relating to the Contracts to any persons other than acceptable private placement clients. Further, Selling Broker-Dealer and registered representatives shall not: (i) engage in cold calling; (ii) publish any advertisement, article, notice or other communication in any newspaper, magazine, newsletter or similar media or broadcast on TV, radio or cable; or (iii) hold any meetings or seminars unless each invitee is known to be an acceptable private placement client.

         No sales promotion materials, circulars, documents or any marketing materials relating to any of the Contracts shall be used by Selling Broker-Dealer or any registered representative unless the specific item ("Sales Materials") has been provided by Clarendon or the Company. Selling Broker-Dealer agrees that if it develops any Sales Materials for sales, training, explanatory or other purposes in connection with the solicitation or sale of the Contracts, including generic materials and/or training materials which may be used in connection with the sale of the Contracts, it will obtain the prior written approval of the Company or Clarendon, such approval not to be unreasonably withheld. Selling Broker-Dealer shall be provided with such material as Clarendon determines necessary or desirable for use in connection with sales of the Contracts.

         Selling Broker-Dealer and registered representatives shall make no material representations relating to the Contracts, other than those contained in the relevant private placement memorandum, as may be amended, or in sales promotion or other marketing materials provided by the Company or Clarendon as provided herein.


I.       Confidentiality

         The Company, Clarendon and Selling Broker-Dealer shall keep confidential all information obtained pursuant to this Agreement, including, without limitation, names of the purchasers of the Contracts, and shall disclose such information, only if authorized to make such disclosure in writing, or if such disclosure is expressly required by applicable federal or state regulatory authorities or by other legal authority, e.g. subpoena, etc.

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J.       Records

         Selling Broker-Dealer shall have the responsibility for maintaining the records of its registered representatives licensed, registered and otherwise qualified to sell the Contracts. Selling Broker-Dealer shall maintain such other records as are required of them by applicable laws and regulations.

         Selling Broker-Dealer shall maintain records of prospective private placement purchasers with whom the Contracts are discussed and to whom materials relating to the Contracts are sent. The books, accounts and records of Selling Broker-Dealer relating to the sale of the Contracts shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. Selling Broker-Dealer agrees to make the books and records relating to the sale of the Contracts available to the Company or Clarendon upon their written request.


K.       Registered Representative Agreements

         Before a registered representative is permitted by Selling Broker-Dealer to offer the Contracts, registered representative shall have entered into a written agreement with Selling Broker-Dealer pursuant to which
(i) registered representative is appointed as a registered representative of Selling Broker-Dealer; (ii) registered representative agrees that his or her selling activities relating to Contracts shall be under the supervision and control of Selling Broker-Dealer, (iii) registered representative's right to continue to sell such Contracts is subject to his or her continued compliance with such agreement and any procedures, rules or regulations implemented by Selling Broker-Dealer, and (iv) registered representative agrees not to take actions or make any statements or omit to make statements, whether written or oral, in connection with its activities that could be deemed to be inconsistent with the issuance of the Contracts on a private placement basis. At the request of the Company, a copy of each such written agreement shall be mailed to the Company.


                                      III.
                                  COMPENSATION


A.       Commissions and Fees

         Commissions and fees payable to Selling Broker-Dealer or any registered representative in connection with the Contracts shall be paid by the Company through Clarendon, as paying agent for the Company to Selling Broker-Dealer, or as otherwise permitted by law or regulation. Selling Broker-Dealer shall pay registered representatives. Clarendon will provide Selling Broker-Dealer with a copy of its current Compensation Schedule(s), attached hereto as Schedule C. Unless otherwise provided in Schedule C, compensation will be paid as a percentage of premiums or purchase payments (collectively, "Payments") received and accepted by the

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Company on applications obtained by the various registered representatives appointed by Selling Broker-Dealer hereunder. Selling Broker-Dealer or registered representative shall be entitled to receive compensation for all new and additional premium payments which are in process at the time of termination of this Agreement in accordance with Schedule C, and shall continue to be liable for any charge-backs pursuant to the provisions of said Schedule C, or for any other amount advanced by or otherwise due the Company or Clarendon hereunder. The Company reserves the right not to pay compensation on a Contract for which the premium is paid in whole or in part by the loan or surrender value of any other life insurance policy or annuity contract issued by the Company or any direct or indirect affiliated company.

         Clarendon, at the direction of the Company, shall deduct any charge-backs from compensation otherwise due Selling Broker-Dealer or registered representative. If any amount to be deducted exceeds compensation otherwise due, Selling Broker-Dealer and/or registered representative shall promptly pay back the amount of the excess following a written demand by Clarendon or the Company. Selling Broker-Dealer and registered representative are jointly and severally liable for such charge- backs.

         The Company recognizes the Contract Owners' right on issued Contracts to terminate its agent of record status with Selling Broker-Dealer and/or change a Selling Broker-Dealer, provided that the Contract Owner notifies Clarendon in writing. When a Contract Owner terminates its agent of record, fees or compensation on any payments due or received on any increases in face amount in the existing policy after termination, shall be payable to Selling Broker-Dealer in accordance with Schedule C after the notice of termination is received and accepted by Clarendon. However, when a Contract Owner designates a new Selling Broker-Dealer other than those of record, no fees or compensation will be received by the new Selling Broker-Dealer.

         A change of Selling Broker-Dealer request by a Contract Owner shall be honored by the Company only if there exists a valid similar Corporate Markets Variable Life Insurance Sales Agreement between the Company, Clarendon and the new Selling Broker-Dealer and (1) the Contract Owner(s) requests in writing that the registered representative remains as representative of record, or (2) both the former and future Selling Broker-Dealers direct the Company and Clarendon in a joint writing to transfer all policies to the new Selling Broker-Dealer, or
(3) the NASD approves and effects a bulk transfer of all representatives to a new Selling Broker-Dealer.


B.       Time of Payment

         Clarendon will pay any commissions due Selling Broker-Dealer in accordance with Schedule C of this Agreement, as it may be amended from time to time.


C.       Amendment of Schedules

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         Clarendon may amend Schedule C upon at least ten (10) days' prior written notice to Selling Broker-Dealer. The submission of an application for the Contracts by Selling Broker-Dealer after the effective date of any such amendment shall constitute agreement to such amendment. Any such amendment shall apply to compensation due on applications received by the Company after the effective date of such notice.


D.       Prohibition Against Rebates

         The Company or Clarendon may terminate this Agreement if Selling Broker-Dealer, or any registered representative rebates, offers to rebate or withholds any part of any Payment on the Contracts. If Selling Broker-Dealer or any registered representative shall at any time induce or endeavor to induce any Owner of any Contract issued hereunder to discontinue payments or to relinquish any such Contract, except under circumstances where there is reasonable grounds for believing the Contract is not suitable for such person, any and all compensation due Selling Broker-Dealer hereunder shall cease and terminate.


E.       Indebtedness and Right of Set Off

         Nothing contained in this Agreement shall be construed as giving Selling Broker-Dealer the right to incur any indebtedness on behalf of the Company or Clarendon. Selling Broker-Dealer hereby authorizes Clarendon and the Company to set off liabilities of Selling Broker-Dealer to the Company and Clarendon against any and all amounts otherwise payable to Selling Broker-Dealer.


                                       IV.
                               GENERAL PROVISIONS


A.       No Waiver

         Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.


B.       Limitations

         The Selling Broker-Dealer is an independent contractor with respect to the Company and Clarendon. No registered representative is a party to this Agreement nor is any registered

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representative entitled to claim the status of a third party beneficiary with respect to this Agreement. No party other than the Company and or Clarendon, as the case may be, shall have the authority to: (i) make, alter or discharge any Contract issued by the Company; (ii) waive any forfeiture or extend the time of making any payments; (iii) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Company or Clarendon; (iv) contract for the expenditure of funds of the Company or Clarendon; (v) alter the forms which the Company prescribes, or substitute other forms in place of those prescribed by Clarendon.


C.       Fidelity Bond and Other Liability Coverage

         Selling Broker-Dealer represents that all directors, officers, agents, employees and brokers who are licensed pursuant to this Agreement as brokers for the Company for state insurance law purposes or who have access to funds of the Company, including but not limited to, funds submitted with applications for the Contracts are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement issued by a reputable bonding company. This bond shall be maintained by Selling Broker-Dealer at their expense and shall be, at a minimum, of the form, type and amount required under NASD Rules endorsed to extend coverage to transactions relating to the Contracts. The Company may require evidence satisfactory to it that such coverage is in force and Selling Broker-Dealer shall give prompt written notice to the Company of any notice of cancellation of the bond or change of coverage.

         Selling Broker-Dealer hereby assigns any proceeds received from a fidelity bonding company, error and omissions or other liability coverage, to the Company or Clarendon as their interest may appear, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, Selling Broker-Dealer shall promptly pay such amounts on demand. Selling Broker-Dealer hereby indemnifies and holds harmless the Company and Clarendon from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).


D.       Binding Effect

         This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties hereto, provided that Selling Broker-Dealer may assign this Agreement to Analect LLC or an affiliate or member thereof if Analect LLC or an affiliate or member thereof are appropriately licensed under applicable securities and insurance laws, and the Company and Clarendon agree to such an assignment. Any assignment shall be subject to any indebtedness and obligation of the assigning parties.


E.       Regulations

         All parties agree to observe and comply with the existing laws and rule or regulations of applicable local, state, or federal regulatory authorities and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted.


F.       Indemnification

         The Company and Clarendon agree to indemnify and hold harmless Selling Broker-Dealer, and its officers, directors, agents and employees, against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the private placement memorandum for the Contracts, as from time to time amended and supplemented, or in any or sales literature approved in writing by the Company and Clarendon pursuant to this Agreement. Company or Clarendon will reimburse the Selling Broker-Dealer or any director, officer, agent or employee of the entity for any legal or other expenses reasonably incurred by the Selling Broker-Dealer, or such officer, director, agent or employee in connection with defending any such loss, claims, damages, liability or action. This indemnity agreement will be in addition to any liability, which Company and Clarendon may otherwise have.

         Selling Broker-Dealer agrees to indemnify and hold harmless the Company and Clarendon, their officers, directors, agents and employees, against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any oral or written misrepresentation by Selling Broker-Dealer or their officers, directors, employees or agents unless such misrepresentation is contained in the private placement memorandum for the Contracts, as from time to time amended and supplemented, or any sales literature approved in writing by the Company and Clarendon pursuant to this Agreement, (b) the failure of Selling Broker-Dealer or their officers, directors, employees or agents to comply with any applicable provisions of this Agreement or (c) claims by brokers, registered representativesor employees of Selling Broker-Dealer for payments of compensation or remuneration of any type. Selling Broker-Dealer will reimburse the Company or Clarendon or any director, officer, agent or employee of either entity for any legal or other expenses reasonably incurred by the Company, Clarendon, or such officer, director, agent or employee in connection with defending any such loss, claims, damages, liability or action. This indemnity agreement will be in addition to any liability, which Selling Broker-Dealer may otherwise have.

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G.       Notices

         All notices or communications shall be sent to the following address for the Company or Clarendon, or to such other address as the Company or Clarendon may request by giving written notice to the other parties:

         Sun Life Assurance Co. Of Canada (U.S.)     Clarendon Insurance Agency, Inc.
         One Sun Life Executive Park, SC 2145        One Sun Life Executive Park, SC 1335
         Wellesley Hills, MA  02181                  Wellesley Hills, MA  02181

         All notices or communications to the Selling Broker-Dealer shall be sent to the last address known to the Company for that party, or to such other address as Selling Broker-Dealer may request by giving written notice to the other parties.


H.       Governing Law

         This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.


I.       Amendment of Agreement

         This Agreement may be amended at any time by written agreement among the parties hereto.


J.       Complaints and Investigations

         The Company, Clarendon and Selling Broker-Dealer agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. The Company, Clarendon and Selling Broker-Dealer further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to the Company, Clarendon and, Selling Broker-Dealer, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this Agreement. Without limiting the foregoing:

         (a) Selling Broker-Dealer will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by the Company or Clarendon with respect to Selling Broker-Dealer or any registered representative or which may affect the Company's issuance of any contracts sold under this Agreement; and

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         (b) Selling Broker-Dealer will promptly notify the Company and
         Clarendon of any customer complaint or notice of any regulatory investigation or proceeding received by Selling Broker-Dealer or their affiliates with respect to Selling Broker-Dealer or any registered representative in connection with any Contracts distributed under this Agreement or any activity in connection with any such policies.

         In the case of a substantive customer complaint, the Company, Clarendon and Selling Broker-Dealer will cooperate in investigating such complaint and any response will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.


K.       Termination

         This Agreement may be terminated, without cause, by any party by giving at least 180 days written notice to all other parties. This Agreement also may be terminated immediately if Clarendon or Selling Broker-Dealer shall cease to be a registered Broker-Dealer under the 1934 Act or a member in good standing of the NASD, or if there occurs the dissolution, bankruptcy or insolvency of Selling Broker-Dealer. This Agreement may also be terminated upon delivery of prior written notice by one party to another party effective not less than 30 days after delivery of such written notice for failure of the other party to comply with any agreement, conditions or covenant under this Agreement, provided that such termination shall not be effective if, during such 30 day or other notice period, such failure has been cured, or in the case of any failure to comply other than nonpayment compensation under this Agreement, if the cure will require more than 30 days, if the cure has been commenced and is pursued in good faith. Sections III, IV, F, G, H and J shall survive termination of this Agreement.

         Upon termination of this Agreement, Selling Broker-Dealer shall use its best efforts to have all property of the Company and Clarendon in Selling Broker-Dealer or registered representative's possession promptly returned to the Company or Clarendon, as the case may be. Such property includes illustration software, private placement memoranda, applications and other literature supplied by the Company or Clarendon.


L.       Exclusivity

         Selling Broker-Dealer agrees that no territory is assigned exclusively hereunder and that the Company and Clarendon reserve the right in their discretion to establish one or more agencies in any jurisdiction in which Selling Broker-Dealer transacts business hereunder.


M.       Entire Contract

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         This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties relating to the subject matter hereof.


N.       Counterparts

         This Agreement may be signed in multiple counterparts. Each counterpart shall be considered an original instrument, but all of them in the aggregate shall constitute one agreement.


O.       Severability

         In the event that any word, sentence, paragraph provision or article of this Agreement is found to be void or voidable, the remainder of this Agreement shall nevertheless be legal and binding with the same force and effect as though the void or voidable parts were deleted.



P.       Interpretations of Headings

         The headings, exhibit names and captions, if any, provided herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this document, and shall not be used in construing this instrument. This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule or law requiring or suggesting construction against the party causing the drafting of the provision in question. Whenever the singular number is used in the Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neutral genders.

         This Agreement shall be effective as of ______________________________.

Sun Life Assurance Company of Canada (U.S.) XXXX (Selling Broker-Dealer)

By: ___________________________________     By: ________________________________
                  (Signature)                           (Signature)

Title: _________________________________    Title: _____________________________

Date: _________________________________     Date: ______________________________


Clarendon Insurance Agency, Inc.

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

By: ____________________________________
                  (Signature)

Title: _________________________________
Date: __________________________________





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              AMENDMENT TO CORPORATE MARKETS INSTITUTIONAL PRIVATE
                                  PLACEMENT
               VARIABLE UNIVERSAL LIFE INSURANCE SALES AGREEMENT

This Amendment to the Corporate Markets Institutional Private Placement Variable Universal Life Insurance Sales Agreement (COLI 45/16 - 11/98) Section V (A) and Exhibit A, by and between Sun Life Assurance Company of Canada (U.S.) (the "Company"); Clarendon Insurance Agency, Inc. ("Clarendon"); and XXXX ("Selling Broker-Dealer"); is effective as of the date the Agreement is executed (the "Effective Date"). The amended Section V (A) and Exhibit A will affect only cases placed on or after the Effective Date.

                                       V.
                                  COMPENSATION

A.       Commissions and Fees

The commissions and fees payable to the Selling Broker-Dealer or any registered representative in connection with the Contracts will be paid by the Company through Clarendon, as paying agent for the Company, to Selling Broker-Dealer, or as otherwise permitted by law or regulation. Selling Broker-Dealer shall pay registered representative. The Company, directly or through Clarendon, will provide Selling Broker-Dealer with a copy of its current Compensation Schedule(s) for the Sun Life Institutional Private Placement VUL, attached hereto as Schedule C. The Compensation Schedule for the Sun Life Institutional Private Placement VUL will be determined by the Company and Clarendon at the time of sale, and will vary from sale to sale. The commission payable by the Company, however, will be no more than 1% of premium payments and no more than 0.55% per annum of the difference between a Contract's account value and the loan account.

For the Sun Life Institutional Private Placement VUL, unless otherwise provided in Schedule C, compensation will be paid as a percentage of premiums or purchase payments (collectively, "Payments") received and accepted by the Company on applications obtained by the various registered representatives appointed by Selling Broker-Dealer hereunder. Selling Broker-Dealer or registered representative shall be entitled to receive compensation for all new additional Payments which are in process at the time of termination in accordance with Schedule C, and shall continue to be liable for any charge-backs pursuant to the provisions of Schedule C, or for any other amount advanced by or otherwise due the Company or Clarendon hereunder. The Company reserves the right not to pay compensation on a Contract for which the premium is paid in whole or in part by the loan or surrender value of any other life insurance policy or annuity by the Company or any direct or indirect affiliated company. Schedule C may be amended as described in the Corporate Markets Institutional Private Placement Variable Institutional Private Placement Life Insurance Sales Agreement (COLI 45/16-11/98).

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                                   SCHEDULE A
                                  TYPE OF PLAN

-    SUN LIFE INSTITUTIONAL PRIVATE PLACEMENT VARIABLE UNIVERSAL LIFE


                                       17




COLI 45/16 (11/98)

                                   SCHEDULE B

                        General Letter of Recommendation


         SELLING BROKER-DEALER hereby certifies to Sun Life of Canada (U.S.) and Clarendon that all the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants as registered representatives submitted by Selling Broker-Dealer. Selling Broker-Dealer will, upon request, forward proof of compliance with same to Sun Life of Canada (U.S.) in a timely manner.

         1. We have made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to act as a sales representative for Sun Life of Canada (U.S.) to hold himself out in good faith to the general public. We vouch for each applicant.

         2. We have on file a B-300, B-301, or U-4 form, which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through the Selling Broker-Dealer, a NASD member firm, and each applicant is presently registered as an NASD registered representative with the Selling Broker-Dealer..

                  The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license and all the findings of all investigative information is favorable.

         3. We certify that all educational requirements have been met for the specific state each applicant is requesting a license in, and that, all such persons have fulfilled the appropriate examination, education and training requirements.

         4. If the applicant is required to submit his picture, his signature, and securities registration in the state in which he is applying for a license, we certify that those items forwarded to Sun Life of Canada (U.S.) are those of the applicant and the securities registration is a true copy of the original.

         5. We hereby warrant that the applicant is not applying for a license with Sun Life of Canada (U.S.) in order to place insurance chiefly and solely on his life or property, lives or property of his relatives, or property or liability of his associates.

         6. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these

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                  applicants, to the end that the insurance interest of the
                  public will be properly protected.

         7. We will not permit any applicant to transact insurance until duly licensed therefore. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, or solicit business in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received. We acknowledge that the applicant, when licensed, shall be a broker for Sun Life of Canada (U.S.) and not an agent or sub-agent of Sun Life of Canada (U.S.).


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                                   SCHEDULE C




                                    SUN LIFE
                       ASSURANCE COMPANY OF CANADA (U.S.)





                          CORPORATE MARKETS PRODUCER'S
                            REMUNERATION SCHEDULE FOR
                    SUN LIFE INSTITUTIONAL PRIVATE PLACEMENT
                             VARIABLE UNIVERSAL LIFE

WDC #69281V2

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